Exhibit 10.42

October 4, 2023

Mr. Christopher Furman Chief Executive Officer Vitro Biopharma

4621 Technology Drive

Golden, CO 80403

Dear Mr. Furman,

The undersigned agree to the below modifications to the engagement letter between Bridgeway Capital Partners, Bridgeway Capital Partners II (together “BCP”), Entoro Securities, and Vitro Biopharma (the “Company”) dated March 17, 2023 (“EL”).

It is hereby understood that BCP will act in an advisory capacity to assist the Company in identifying a registered broker-dealer partner to help the Company to achieve a direct listing on a major US exchange. In compensation for this advisory work, BCP will be granted 2.0% of the current fully diluted shares out- standing, which includes the conversion of the currently outstanding convertible notes at the direct listing price (“Advisory Stock”). The Company hereby agrees that Advisory Stock will be unrestricted and reg- istered in the direct listing. BCP agrees that they will continue to put in the necessary time and effort to help the Company through the direct listing transaction.

BCP and Company acknowledge that BCP will not be acting in the capacity of a broker-dealer and will not be engaged in the selling of Company securities. As such, BCP will NOT be acting as a Placement Agent in the transaction and all compensation related to the sale or placement of securities before or within 30 days post-listing will be between the listing broker-dealer and Company.

BCP will also introduce potential partners for an equity line of credit (“ELOC”)-type structure. Com- pany agrees that as capital is received through an ELOC partner introduced by BCP, it will pay Placement Agent the fees outlined in Section 3.3 of the EL.

Company agrees that upon the direct listing, BCP will become the exclusive provider of capital markets and M&A services for the Company for a period of 2 years. For further clarification, all non-exclusive terms in the EL will become exclusive to BCP.

Company also agrees that upon the receipt of funds from a Transaction, Company agrees to pay the out- standing balance owed under Section 3.1 of the EL upon the receipt of funds from the Transaction.

Should the balance owed be greater than one-hundred thousand dollars at the time of the Transaction any amount in excess of one-hundred thousand dollars will be paid 15 days post the direct listing. Company also agrees to continue the full monthly cash advisory payment of twenty-five thousand for a period of 18 months from the date of the direct listing. No termination of the agreement shall negate Company’s obli- gation to pay the 18 months Advisory Fee post direct listing.

If the foregoing correctly states our understanding, please return signed copies of this agreement

Intentionally Blank – Signature Page to Follow

Bridgeway Capital Partners II LLC	Bridgeway Capital Partners LLC

/s/ Philip Gaucher	/s/ Philip E. Gaucher Jr.
Philip Gaucher	Philip E. Gaucher Jr.
Managing Member	Manager

Vitro BioPharma Inc

/s/ Chris Furman
Chris Furman
Chief Executive Officer